INTERNATIONAL KRL RESOURCES CORP.

INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Information Circular is provided in connection with the solicitation of proxies by the management of International KRL Resources Corp. (the “Company”). The form of proxy which accompanies this Circular (the “Proxy”) is for use at the annual general meeting of the shareholders of the Company to be held on November 4, 2003 (the “Meeting”), at the time and place set out in the accompanying notice of meeting. The Company will bear the cost of this solicitation. The solicitation will be made by mail, but may also be made by telephone.

APPOINTMENT AND REVOCATION OF PROXY Registered Shareholders

Registered shareholders may vote their common shares by attending the Meeting in person or by completing the enclosed proxy. Registered shareholders should deliver their completed proxies to Computershare Investor Services Inc., of 2nd Floor, 510 Burrard Street, Vancouver, B.C., V6C 3B9 (by mail, fax, telephone or internet according to the instructions on the proxy), not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting, otherwise the shareholder will not be entitled to vote at the Meeting by proxy. The persons named in the proxy are directors and officers of the Company. A shareholder who wishes to appoint some other person to represent them at the Meeting may do so by striking out the printed names and inserting the desired person’s name in the blank space provided.

A registered shareholder may revoke a proxy by:

(a)

signing a proxy with a later date and delivering it at the time and place noted above;

(b)

signing and dating a written notice of revocation and delivering it to the registered office of the Company, Suite 1000, 840 Howe Street, Vancouver, British Columbia, V6Z 2M1, at any time up to and including the last business day preceding the day of the Meeting or to the Chairman of the Meeting on the day of the Meeting or in any other manner provided by law; or

(c)

attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

Non-Registered Shareholders

In many cases common shares of the Company beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(a)

in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals                                                            with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s,

   RESP’s and similar plans; or

(b)       in the name of a clearing agency (such as the Canadian Depository for Securities Limited)                 of which the Intermediary is a participant.

Intermediaries are required to forward meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often Intermediaries will use service companies to forward the meeting materials to Non-Registered Holders. Generally Non-Registered Holders who have not waived the right to receive meeting materials will either:

(a)

be given a proxy which has been signed by an Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. This form of proxy need not be signed by the Non-Registered Holder. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly compete the form of proxy and return it in accordance with the instructions provided in the form; or

(b)

more typically, be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form. In this case, the Non-Registered Holder should return it in accordance with the instructions provided in the form.

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Should a Non-Registered Holder who receives either a proxy or a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided or, in the cases of a voting instruction form, follow the corresponding instructions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies. If Non-Registered Holders do not follow such instructions and attend the Meeting, they will not be entitled to vote at the Meeting.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.

PROVISIONS RELATING TO VOTING OF PROXIES

The shares represented by proxy in the enclosed form will be voted by the designated holder in accordance with the direction of the shareholder appointing him. If there is no direction by the shareholder, those shares will be voted for all proposals set out in the Proxy and for the election of directors and the appointment of the auditor as set out in this Circular.

The Proxy or voting instruction form gives the person named in it the discretion to vote as they see fit on any amendments or variations to matters identified in the notice of meeting, or any other matters which may properly come before the Meeting. At the time of printing this Circular, the management of the Company knows of no other matters which may come before the Meeting other than those referred to in the notice of meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

On September 30, 2003, the Company had 14,287,546 common shares outstanding. All shares in the capital of the Company are of the same class and each carries the right to one vote.

Shareholders registered on September 30, 2003 are entitled to attend and vote at the Meeting. Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the Proxy or voting instruction form to attend and vote, deliver their proxies or voting instruction forms at the place and within the time set forth in the notes to the Proxy or voting instruction form.

To the knowledge of the senior officers of the Company, as of the date of this Circular, no persons beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the common shares of the Company.

ELECTION OF DIRECTORS

The directors of the Company are elected annually to hold office until the next annual general meeting of the shareholders or until their successors are elected or appointed, unless otherwise sooner terminated. The management of the Company proposes to nominate the persons listed below for election as directors of the Company to serve until their successors are elected or appointed. In the absence of instructions to the contrary, proxies given pursuant to the solicitation by the management of the Company will be voted for the nominees listed in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director.

The number of directors on the board of directors of the Company is currently set at 6. Shareholders will be asked at the Meeting to pass an ordinary resolution to increase the number of directors to 7.

The following table sets out the names of the nominees for election as directors, the offices they hold within the Company, their occupations, the length of time they have served as directors of the Company and the number of shares of the Company which each beneficially owns directly or indirectly or over which control or direction is exercised as of the date of the notice of Meeting.

Name, Present Office Held and Country of Residence	Five Year History and Principal Occupations	Date of Becoming a Director	No. of Shares Beneficially Held
Seamus Young President, CEO Director Canada	self-employed mining exploration contractor; President of Donegal Developments Ltd., a non- reporting B.C. company	May, 1991	669,665 (1)
Mike Muzylowski (2) Director Canada	self-employed businessman	Nov., 1990	100,800
Barbara Hilton Director Canada	registered nurse and self- employed businessperson	April, 1999	Nil
Robert J. MacRae (2) Director Canada	lawyer, former partner Campney & Murphy, associate counsel Miller Thomson LLP	May, 2000	180,000
Michael Casselman Director and CFO Canada	Administration Manager, Teck- Cominco Ltd. January 1996 to May, 1999; consulting geologist	March, 2002	Nil
Charles D. Mooney (2) Director Canada	Operations Manager, Vancouver Island Helicopters Ltd.	November 2002	162,500
Judith Mazvihwa nominee for Director Canada	Mine Geologist, Casmyn Mining Private Ltd., November 2001 to November 2002. Currently Consulting Geologist	To be elected	Nil

(1)

includes 211,458 shares held by Donegal Developments Ltd. and 104,123 shares held by T Bags Management Inc.; both are non-reporting company controlled by Seamus Young.

(2)

members of the audit and compensation committees of the Company.

(3)

EXECUTIVE COMPENSATION Interpretation

Form 41 of the Securities Act (British Columbia) defines “Executive Officer” to mean the Chairman and any Vice-Chairman of the board of directors of the Company, where the functions of the office are performed on a full-time basis, the President, any Vice-President in charge of a principal business unit such as sales, finance or production, and an officer of the Company or of a subsidiary who performs a policy-making function in respect of the Company, whether or not the officer is also a director of the Company or the subsidiary.

Summary Compensation Table

The number of current Executive Officers of the Company is two (2), namely Seamus Young, President, CEO and Michael Casselman, CFO.

Set out below is a summary of the compensation paid to the Chief Executive Officer and all Executive Officers receiving total compensation in excess of $100,000 (collectively “Named Executive Officers”) of the Company for the three most recently completed fiscal years is set out below:

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal				Other	Securities Under	Restricted Shares or
Position and				Annual	Option/SA	Restricted	LTIP	All Other
Country of	Fiscal	Salary	Bonus	Compen-	Rs Granted	Share Units	Payouts	Compen-
Residence	Year	($)	($)	sation ($)	(#)	($)	($)	sation ($)
Seamus Young	2003	nil	nil	nil	80,000	nil	nil	$60,000 (1)
CEO	2002	nil	nil	nil	71,000	nil	nil	$52,000(1)
Canada	2001	nil	nil	nil(1)	100,000(2)	nil	nil	$48,000(1)
Michael Casselman	2003	nil	nil	nil	80,000	nil	nil	nil
CFO	2002	nil	nil	nil	71,500	nil	nil	nil
Canada	2001	nil	nil	nil	nil	nil	nil	nil

(1)

consisting of a management fee paid (or accrued) to Donegal Developments Ltd., a non-reporting company controlled by Seamus Young up to January 31, 2002. Thereafter, a management and administration fee has been paid (or accrued) to T Bags Management Inc.which is a non-reporting company controlled by Seamus Young.

(2)

Options cancelled.

(3)

The Company does not provide any pension, retirement plan or other remuneration for its directors or officers that constitutes an expense to the Company, nor are there any plans or arrangements in respect of compensation received or that may be received by Executive Officers in the Company’s most recently completed or current financial year to compensate such officers in the event of the termination of employment or a change in control of the Company.

Options and Stock Appreciation Rights (SARS)

Since November 2002, the Company has maintained a formal plan (the “Plan”) under which stock options are granted to eligible directors, officers, employees and consultants. Stock options are granted by the Company’s directors and are only be granted in compliance with the Plan, applicable laws and regulatory policy. The policies of the TSX Venture Exchange (“TSXV’) limit the granting of stock options to directors, officers and employees of the Company and provide limits on the length, number and exercise price of such options. The Company proposes to have shareholders approve a new Plan for the ensuing year at the meeting.

The following table sets forth options granted to Named Executive Officers of the Company during the most recently completed financial year ended May 31, 2003:

   Option/SAR Grants During the Most Recently Completed Financial Year

Name	Securities Under Options/SARs Granted(#)	% of Total Options/SARs Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SAR’s on the Date of Grant ($/security)	Expiration Date
Seamus Young	80,000	26%	$0.25	nil	January 15, 2005
Michael Casselman	80,000	26%	$0.25	nil	January 15, 2005

The following table sets forth details of all exercises of stock options or SARs during the most recently completed fiscal year by each of the Named Executive Officers and the fiscal year end value of unexercised options or SARs on an aggregated basis:

Aggregated Option/SAR Exercises During the Most Recently Completed Financial Year and Financial

Year-End

Option/SAR                       Value

Name	Securities Acquired or Exercised	Aggregate Value Realized (1) ($)	Unexercised Options/SARs at May 31, 2003	Value of Unexercised in-the- Money Options/SARs at May 31, 2003(2)
Seamus Young Chief Executive Officer	nil	nil	80,000 @ $0.25 unexercised options	nil
Michael Casselman Chief Financial Officer	nil	nil	80,000 @$0.25 unexercised options	nil

Note:

(1)    “Aggregate Value Realized” is calculated by determining the difference between the market value of the securities underlying the options or SARs at the date of exercise and the exercise price of the options or SARs and is not necessarily indicative of the value (i.e. loss or gain) actually realized by the Named Executive Officer.

(2)

This represents the closing price of the Company’s shares on the Exchange (being $0.16) on the last day the shares traded on or before May 31, 2003 (being $0.09) less the per option exercise price (being $0.25).

Option and SAR Repricings

None of the options or SARs held by any Named Executive Officer have been repriced downward during the most recently completed financial year of the Company.

Directors

There was no compensation paid to directors in their capacity as such during the Company’s most recently completed financial year. The Company has granted the following incentive stock options to directors, officers, employees and consultants of the Company during the Company’s most recently completed financial year:

Number Granted (1)	Exercise Price per Share	Date of Grant
210,000 100,000	$0.25 $0.20	January 15, 2003 December 3, 2002

(1)

Includes the number granted to Named Executive Officers previously disclosed

Compensation Committee and Report on Executive Compensation

The compensation committee of the board of directors is comprised of Mike Muzylowski, Robert J. MacRae and Charles D. Mooney. None of the members of the compensation committee serve as executive officers of the Company.

The compensation of executive officers is composed primarily of two elements: namely a base salary and the allocation of incentive stock options. To date, the company has not paid any base salaries nor is there currently any intention by the compensation committee to do so. In establishing levels of remuneration and in granting stock options the compensation committee takes into consideration an individual’s performance, level of expertise, responsibilities, length of service to the company and comparable levels of remuneration paid to executives of other companies of comparable size and development within the industry. The individual interested executive does not participate in review, discussions or decisions of the compensation committee regarding this remuneration.

The Company pay (or accrues) a management fee of $2,500 per month and an administration fee of $2,500 per month to T-Bags Management Ltd., a non-reporting company controlled by Seamus Young pursuant to an agreement dated March 1, 2001. The Agreement is for a term of 3 years and may be cancelled by the Company with 6 months notice.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Since the beginning of the last completed financial year there has been no indebtedness to the Company by any director, senior officer, proposed nominee for election as a director or associate of any such person.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

None of the persons who were directors or officers of the Company at any time during the Company’s last financial year, the proposed nominees for election to the board of directors of the Company, the insiders of the Company or the associates or affiliates of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or proposed transaction which has materially affected or would materially affect the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as otherwise set out herein, no director or senior officer of the Company or any proposed nominee of management of the Company for election as a director of the Company, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting.

MANAGEMENT CONTRACTS

There are no management functions of the Company which are to any substantial degree performed by a person or company other than the directors or senior officers (or private companies controlled by them, either directly or indirectly) of the Company.

APPOINTMENT OF AUDITORS

The Company will move to appoint Manning Elliot, Chartered Accountants, of Vancouver, British Columbia as Auditors of the Company, at a remuneration to be negotiated between the Auditors and the Directors.

OTHER MATTERS TO BE ACTED UPON

In addition to the appointment of Directors and Auditors and acceptance of Financial Statements the Meeting will be asked to consider the following items:

a)

Shareholders Report

Acceptance of written report to the shareholders from the Board of Directors as supplemented at the Meeting by verbal comments by management officials present at the meeting.

b)

Incentive Share Option Plan

The Company is desirous of maintaining an Incentive Share Option Plan (the “Plan”) for directors, officers, employees and consultants of the Company.

Pursuant to the Plan, the Company has authorized the reservation of up to 10% of the issued and outstanding common shares of the Company for the grant of options from time to time. Under the Plan, the Board may from time to time grant to directors, officers, employees and consultants of the Company, as the Board shall designate, options to purchase from the Company such number of its common shares as the Board shall designate. Some of the significant terms of the Plan are as follows:

1.

Options may be granted on authorized but unissued common shares up to but not exceeding 10% of the issued and outstanding common shares of the Company at the time of any such grant of options.

2.

The total number of common shares to be reserved for issuance over the previous 12 month period for any optionee shall not exceed 5% of the issued common shares of the Company at the time of grant with the exception that, as long as the Company’s common shares are listed on Tier 2 of the TSX Venture Exchange (“TSX-V”), the total number of common shares that may be reserved for issuance over the previous 12 month period for individuals engaged in an investor relations capacity shall not exceed 2% of the issued common shares of the Company at the time of grant. In addition, the total number of common shares to be reserved for issuance over the previous 12 month period for any one consultant, shall not exceed 2% of the issued common shares of the Company at the time of grant.

3.

While the Company’s common shares are listed on the TSX-V, the purchase price per common share for any option granted under the Plan shall not be less than the discounted market price of the Company’s common shares in accordance with the policies of the TSX-V. At such time as the Company’s common shares are listed on the Toronto Stock

4.

Exchange (the “TSX”) the purchase price per common share for any option granted under the Plan shall be not less than the fair market value in accordance with the policies of the TSX.

1.

Options granted must expire not later than a maximum of five years from the date of the grant while the Company’s common shares are listed on Tier 2 of the TSX-V. At such time as the Company’s common shares are listed on Tier 1 of the TSX-V or the TSX options granted must expire not later than a maximum of 10 years from the date of grant.

2.

In the event that the Plan is amended to permit the number of common shares reserved for issue under the Plan to exceed of 10% of the outstanding shares of the Company, then, provided the Company’s common shares are listed on Tier 2 of the TSX-V all options will vest in equal amounts over consecutive quarterly periods for a period of no less than 18 months from the date of grant. At such time as the Company’s common shares are listed on Tier 1 of the TSX-V or the TSE, options will vest at the discretion of the board of directors.

3.

All options granted pursuant to the Plan shall be non-assignable and non-transferable.

4.

Subject to the receipt of disinterested shareholder approval for the grant of options under the Plan, the Plan will allow:

(i)        the number of Common Shares reserved for issuance under stock options granted to insiders to exceed 10% of the outstanding Common Shares of the Company;

(i)

the issuance to insiders, within a one year period of a number of shares exceeding 10% of the outstanding Common Shares of the Company;

(ii)

the issuance to any one insider and such insider’s associates, within a one year period, of a number of Common Shares exceeding 5% of the outstanding Common Shares; and

(iii)

the Company to have the ability to decrease the exercise price of stock options previously granted to insiders.

Accordingly, the shareholders will be asked at the Meeting to pass an ordinary resolution in the following terms:

“RESOLVED THAT, the Company’s Incentive Share Option Plan (the “Plan”), as described in the Company’s Information Circular dated September 30, 2003, be approved and the Board of Directors of the Company be granted the discretion pursuant to the Plan to grant stock options to directors, officers, employees and consultants of the Company, as the Board of Directors of the Company sees fit, provided, however, that the aggregate number of shares of the Company subject to options under this Plan shall not exceed 10% of the issued and outstanding common shares or such greater number as may be approved from time to time by the shareholders of the Company. Such grants shall be made under the terms of the Plan and within the rules and policies of the TSX Venture Exchange or the

TSX Exchange at such time as the Company’s common shares are listed on such exchange, which are in effect at the time of granting and the exercise of any options granted pursuant to such authorization is hereby approved.”

An ordinary resolution requires the approval of a simple majority (50% plus one vote) of the votes cast by those shareholders of the Company, who, being entitled to, vote in person or by proxy at a general meeting of the Company. The Plan must also be approved by the TSX-V.

c)

Advance Shareholder Approval to Private Placements

The Company from time to time investigates opportunities to raise financing on advantageous terms. The Company may undertake one or more financings over the next year and expects that some may be structured as private placements. Under TSX-V policies, shareholder approval by ordinary resolution at a general meeting may be required if the proposed transaction:

i)

affects or is likely to materially affect control of the issuer;

ii)

has not been negotiated at arm’s length; or

iii)

is of such a nature as to make security holder approval desirable, having regard to the interest of the Issuer’s security holders and the investing public.

The application of the TSX-V policies may restrict the availability to the Company of funds which it may wish to raise in the future by private placement of its securities. In particular, management of the Company considers it to be in the best interest of the Company to solicit private placement funds for working capital and to finance operations.

Currently the Company’s issued and outstanding share capital is 14,287,546 common shares outstanding. Management proposes that the maximum number of shares which either would be issued, and reserved for issuance pursuant to the exercise of share purchase warrants, if any, under one or more private placements in the twelve month period following approval of this resolution would not exceed 19.5% of common shares and warrants, or 50% of the outstanding common shares of the Company upon completion of the proposed transaction. Such private placement(s) may, or may not include Directors or Officers of the Company, and may materially affect control of the Company.

Any private placement undertaken by the Company in reliance upon the advance approval being sought at the meeting will be subject to, and completed in accordance with, the policies of the Exchange.

In anticipation that the Company may wish to enter into one or more private placements over the next twelve months that may result in the Company issuing and/or reserving for issuance such number of its common shares which would require shareholder approval under Exchange Policy, the Company requests its shareholders consider, and if deemed advisable, pass an ordinary resolution as described above.

The Directors of the Company believe that the passing of this resolution is in the best interests of the Company and recommends that shareholders vote in favour of the resolution. In the event that the resolution is not passed, the Exchange will not approve any private placement which exceeds the Exchange policies without shareholder approval. Such restriction could impede the Company’s timely access to required funds on favourable terms.

Unless authority to do so is withheld, the persons names in the form of Proxy accompanying the Notice of Meeting intend to vote for approval of this resolution. In order to be effective, this Resolution must be approved by a majority of the votes cast in respect thereof.

e)

Other Business

Approval of such other business as may properly come before the meeting or any adjournment thereof.

Save for the matters referred to herein, management knows of no other matters intended to be brought before the Meeting. However, if any matters which are not now known to management shall properly come before the Meeting, the Proxy given pursuant to this solicitation by Management will be voted on such matters in accordance with the best judgment of the person voting the Proxy, in the event such discretionary authority is provided in the Proxy.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the directors of the Company.

ADVANCE NOTICE of the Meeting was, pursuant to Section 111 of the B.C. Company Act, published in the Vancouver Province, Vancouver, British Columbia, on September 30, 2003.

DATED at Vancouver, B.C., this __6th__ day of October,  2003. ON BEHALF OF THE BOARD

“Seamus Young”

Seamus Young

President and Chief Executive Officer